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Exhibit 21

Subsidiaries of the Registrant

Subsidiary Name	State of Incorporation	Business Name
California Water Service Company	California	California Water Service Company
CWS Utility Services	California	CWS Utility Services
New Mexico Water Service Company	New Mexico	New Mexico Water Service Company
Washington Water Service Company	Washington	Washington Water Service Company
Hawaii Water Service Company, Inc.	Hawaii	Hawaii Water Service Company
HWS Utility Services LLC	Hawaii	HWS Utility Services

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  Exhibit 21
Subsidiaries of the Registrant